UNITED RETAIL GROUP ANNOUNCES FIRST QUARTER OPERATING RESULTS

Rochelle Park, New Jersey, May 18, 2004 - United Retail Group, Inc. (NASDAQ-NMS: "URGI") today announced operating results for the first quarter ended May 1, 2004.

Net sales were $97.5 million compared to $101.5 million in the prior year period. Comparable store sales decreased 2%. The balance of the sales decline was primarily the result of fewer stores versus the comparable period.

Net loss for the first quarter was $3.4 million, or $0.26 per share, versus a net loss of $4.5 million, or $0.35 per share, in the comparable quarter last year. Excluding a non-cash tax valuation allowance, net loss for the first quarter was $2.0 million, or $0.16 per share, versus $2.6 million, or $0.20 per share, last year.

George R. Remeta, the Company’s Vice Chairman and Chief Administrative Officer, stated, “During the quarter, we continued to focus on managing our cost structure. In addition, we maintained a disciplined approach to inventory management as evidenced by an 8% reduction in inventories on a per square foot basis.”

Raphael Benaroya, the Company’s Chairman, President and Chief Executive Officer, commented, “Last year, we announced a comprehensive plan to reposition the business. This strategy includes implementing initiatives across the board to transform the product composition and rationalize our vendor base. We view the restructuring of our product assortment as the cornerstone of our strategy for the business. While this is still a work in progress, we have begun to see results and believe that as the assortment becomes more refined, the business will gain traction.”

United Retail Group, Inc. invites investors to listen to a broadcast of the Company’s conference call to discuss first quarter results as well as ongoing corporate developments. The call will be broadcast live over the Internet today at 11:30 a.m. (Eastern Daylight Time) and can be accessed by logging on to http://www.vcall.com. Raphael Benaroya, Chairman, President and Chief Executive Officer, and George R. Remeta, Vice Chairman and Chief Administrative Officer, will host the call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.vcall.com until May 28, 2004. Certain financial data disclosed for the first time during the broadcast will be posted on the “Press Releases” page of the financial information section of the Company’s website, http://www.unitedretail.com.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. The Company operates 533 AVENUE® stores with 2,318,000 square feet of selling space, as well as the AVENUE.COM website at http://www.avenue.com.

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The above release contains certain brief forward-looking statements concerning the Company’s operations and performance. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by management: war risk; shifts in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; variations in weather patterns; fluctuations in consumer acceptance of the Company’s products; changes in the ability to develop new merchandise; store lease expirations; risks associated with the financial performance of the World Financial Network National Bank private label credit card program; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; and political instability and other risks associated with foreign sources of production. Also, in the Fall season of fiscal 2004, the transition from the international quota system for apparel may disrupt imports into the United States.

The reports filed by the Company with the Securities and Exchange Commission contain additional information on these and other factors that could affect the Company’s operations and performance.

The Company does not intend to update the forward-looking statements contained in the above release, which should not be relied upon as current after today’s date.

Contact:	George R. Remeta Vice Chairman and Chief Administrative Officer United Retail Group, Inc. (201) 909-2110	Investor Relations Cara O'Brien/Lila Sharifian Press: Stephanie Sampiere Financial Dynamics (212) 850-5600

UNITED RETAIL GROUP, INC. 1ST QTR 2004 (000'S)
	(Unaudited) 13 weeks ended May 1, 2004	(Unaudited) 13 weeks ended May 3, 2003	Percent + or -

Net sales	$97,519	$101,530	-4.0%
Cost of goods sold, including buying and occupancy costs	76,645	79,361	-3.4%
Gross profit	20,874	22,169	-5.8%
General, administrative and store operating expenses	23,972	26,380	-9.1%
Operating loss	(3,098)	(4,211)	-
Interest expense, net	216	252	-
Loss before income taxes	(3,314)	(4,463)	-
Provision for income taxes(1)	49	82	-
Net loss	($3,363)	($4,545)	-

Weighted average shares outstanding:
Basic/Diluted	12,937	12,937

Net loss per common share:
Basic/Diluted	($0.24)	($0.35)

Net loss excluding valuation allowance:
Net loss	(2,037)	(2,552)
Net loss per diluted common share	($0.16)	($0.20)

(1)     Includes a valuation allowance for fiscal 2004 and fiscal 2003 of $1.3 million and $2.0 million, respectively, related to deferred tax assets, net operating loss carryforwards and other tax attributes.

Consolidated Condensed Balance Sheets
	(Unaudited) May 1, 2004	(Unaudited) May 3, 2003
Assets
Cash and cash equivalents	$14,344	$12,143
Inventory	60,787	67,821
Other	8,155	8,269
Total current assets	$83,286	$88,233

Property and equipment, net	73,717	84,924
Deferred compensation plan	5,114	4,145
Other assets	1,844	2,067

Total assets	$163,961	$179,369

Liabilities and Stockholders' Equity
Current liabilities	$63,159	$63,065

Long-term distribution center financing	3,158	3,807
Long-term capital leases	3,148	5,241
Deferred compensation plan	5,114	4,145
Other non-current liabilities	12,725	8,583
Stockholders' equity	76,657	94,528

Total liabilities and stockholders' equity	$163,961	$179,369

At May 1, 2004, the borrowing capacity of the Company under the Financing Agreement with The CIT Group/Business Credit, Inc. (“CIT”) was $22.4 million, trade letters of credit for the account of the Company were outstanding in the amount of $22.1 million, standby letters of credit were outstanding in the amount of $5.5 million and no loan from CIT was outstanding. The Company’s cash on hand was unrestricted.

Statistics
Store Count	(Unaudited) 13 weeks ended May 1, 2004	(Unaudited) 13 weeks ended May 3, 2003

Beginning of period	535	553
New	0	0
Closed	(2)	(6)
End of period	533	547

Selling Square Footage (000's)

Beginning of period	2,327	2,394
New/Expansion	0	0
Closed	(9)	(25)
End of period	2,318	2,369

Average	2,320	2,382